Exhibit 99.1

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
James Mead	Leslie Loyet	Tim Grace
Chief Financial Officer	General Information	Media Inquiries
(312) 658-5000	(312) 640-6672	(312) 640-6667

FOR IMMEDIATE RELEASE

THURSDAY, DECEMBER 15, 2005

STRATEGIC HOTELS & RESORTS ANNOUNCES THE APPOINTMENT OF

RICHARD L. FISHER TO THE BOARD OF DIRECTORS

Chicago, IL – December 15, 2005 – Strategic Hotel Capital, Inc. (NYSE: SLH), which operates as Strategic Hotels & Resorts, today announced the appointment of Richard L. Fisher as an independent director of the company. Mr. Fisher is a senior partner in Fisher Brothers, a family real estate and financial business, where he is in charge of strategic planning and finance. Fisher Brothers is a 90-year-old firm that owns and operates over five million square feet of commercial office space in Manhattan, 1.5 million square feet in Washington, and manages a diversified real estate portfolio in excess of $4 billion. He is also Chief Executive Officer of The City Investment Fund (CIF), a $770 million fund co-sponsored with Morgan Stanley. CIF makes real estate investments in New York City.

Mr. Fisher, 64, was Chairman and Chief Executive Officer of a public company, Chartwell Leisure, which owned and operated the Travelodge Hotel chain in the United States before it was sold to a group headed by Goldman Sachs. Fisher Brothers is also the sponsor of a $300 million leveraged buy-out fund, FdG Associates.

Mr. Fisher was a trustee at his alma mater, the University of Pennsylvania, for 11 years and is a Board member of Lincoln Center for the Performing Arts. Mr. Fisher is a member of the Board of the Intrepid Sea, Air & Space Museum, and is Vice Chairman of the Intrepid Fallen Heroes Fund. Mr. Fisher is also on the Board of Trustees of the Animal Medical Center in New York City, one of the leading research hospitals of its kind in the nation. He is also on the Board of the Cabinet War Rooms in London and a past member of the National Advisory Board of Chase Bank.

At New York University’s Stern School of Business, Mr. Fisher is an Adjunct Professor teaching “Real Estate Finance” to second-year MBA students. Mr. Fisher holds a Bachelor of Arts cum

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laude and a Master of Arts degree from the University of Pennsylvania, where he also taught for two years. The addition of Mr. Fisher brings the total number of board members up to nine.

In connection with the appointment, Laurence Geller, chief executive officer of Strategic Hotels & Resorts stated, “We are extremely fortunate to have an individual with Richard’s depth of experience in real estate and finance. His appointment further enhances the capabilities of our Board. He will be invaluable to Strategic Hotels & Resorts as our company continues to grow.”

About the Company

Strategic Hotel Capital, Inc. also operates under the name Strategic Hotels & Resorts and is a real estate investment trust, which owns and asset manages high-end hotels and resorts. The company has ownership interests in 16 properties with an aggregate of 7,585 rooms. For further information, please visit the company’s website at www.strategichotels.com.